FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

BIOANALYTICAL SYSTEMS, INC. ANNOUNCES MANAGEMENT CHANGES, ELECTION
OF NEW DIRECTOR

West Lafayette, Indiana, January 27, 2010 – Bioanalytical Systems, Inc. (NASDAQ: BASI) today announced several changes to its Board of Directors and senior management.  Richard M. Shepperd, President and Chief Executive Officer of BASi, retired from the office of President of the Company and has advised the Board of Directors that he intends to retire from his position as Chief Executive Officer and as a director of BASi on February 12, 2010.  The Board intends to conduct a national search for a new Chief Executive Officer.

The Company also announced today that the Board of Directors has elected Anthony S. Chilton, Ph.D., 53, BASi's Chief Operating Officer, Scientific Services, as the interim President of BASi.  Dr. Chilton has over 30 years of experience as a scientist and executive in leading life sciences companies in England, Canada and the United States.  He joined BASi in December 2008.  Prior to joining BASi, Dr. Chilton was in charge of early development programs at Atherogenics, Inc. of Alpharetta, Georgia and provided consulting and advisory services to various pharmaceutical companies.  Prior to that, he was Vice President of the Biopharmaceutical Development Division of Cardinal Health Inc., which he joined through a predecessor company in 1998 that was acquired by Cardinal in 2002.  Previously, Dr. Chilton spent three years with life sciences companies in Canada, prior to which he held positions in his native United Kingdom.  Dr. Chilton received his bachelor’s degree in Chemistry from the University of East Anglia in 1981, and his Ph.D. in Analytical Chemistry from the University of Hertfordshire in 1993.  Dr. Chilton is expected to assume the additional duties of Chief Executive Officer upon Mr. Shepperd's departure, pending the results of the executive search.

"The Board would like to express its sincere appreciation to Mr. Shepperd for his strong leadership at a critical time in the Company's history," said David W. Crabb, M.D. the Chair of BASi's Nominating Committee.  "We are confident that Dr. Chilton has the background, knowledge and industry experience to effectively lead the Company into the future."

The Company also announced that A. Charlene Sullivan, Ph.D., has been elected as a director of the Company effective January 26, 2010, replacing William E. Baitinger who retired on January 13, 2010.  "We are pleased to welcome Dr. Sullivan to the Board and look forward to working with her," Dr. Crabb said.  The Board of Directors has not determined whether Dr. Sullivan will be named to any Board committees.

Dr. Sullivan has served as an Associate Professor of Management at the School of Management and the Krannert Graduate School of Management at Purdue University since 1984.  In addition, Dr. Sullivan has served as a financial analyst for the Indiana Gaming Commission since 1995 and as a risk management consultant for Edgar Dunn & Company (a strategy and consulting firm) since 1994.  She currently serves on the board of directors of the Greater Lafayette Community Foundation and on the Asset-Liability Committee for the Purdue Employees Federal Credit Union.  Dr. Sullivan earned a B.S. degree in Home Economics from the University of Kentucky and a M.S. and Ph.D. in Management from Purdue University.

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations.  The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more information about BASi.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, those market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

#  #  #  #  #